Tom Sheehan (207) 228-7165 direct tsheehan@bernsteinshur.com

April 30, 2020

VIA ELECTRONIC TRANSMISSION

Division of Investment Management
U.S. Securities and Exchange Commission 100 F Street, NE
Washington, DC 20549

Re:	The Torray Fund (File Nos. 33-34411 and 811-06096) Ladies and Gentlemen:

Enclosed please find Post-Effective Amendment No. 47 under the Securities Act of 1933, as amended (the “1933 Act”) and Amendment No. 50 under the Investment Company Act of 1940, as amended (the “1940 Act”) to the Registration Statement of The Torray Fund (the “Trust”) on Form N-1A (the “Amendment”) relating to The Torray Fund (the “Fund”), a series of the Trust.

We have acted as counsel for the Trust in connection with the filing of this Amendment with the United States Securities and Exchange Commission (“SEC”). This filing is being made for the purposes of: (1) bringing the Funds’ financial statements up to date under Section 10(a)(3) of the 1933 Act and (2) making such non-material and updating changes as the Trust deems appropriate.

We hereby represent that this Post-Effective Amendment No. 47 does not contain disclosures that would render it ineligible to become effective pursuant to Rule 485(b) under the 1933 Act. The Registrant has indicated on the Cover Page that this filing is to become effective on April 30, 2020 in accordance with Rule 485(b).

Please do not hesitate to contact me at (207) 228-7165 or e-mail me at tsheehan@bernsteinshur.com if you have any questions regarding this filing.

Very truly yours,

Bernstein Shur